CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$5,566,500	$396.89

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated June 25, 2010 (To the Prospectus dated February 10, 2009 and Prospectus Supplement dated March 1, 2010) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-145845

Return Optimization Securities

Barclays Bank PLC Securities linked to Gold due July 29, 2011

Investment Description

Return Optimization Securities (“ROS” or the “Securities”) are direct, unconditional, unsecured and unsubordinated securities issued by Barclays Bank PLC (the “Issuer”) linked to the price of gold as described under “Description of the Reference Asset” in this pricing supplement (“Gold”). The ROS are designed to enhance returns in a moderate-return environment—meaning an environment in which Gold generally experiences moderate appreciation. If the Gold Return is positive, at maturity you will receive your initial investment plus two (2) times the Gold Return, up to the Maximum Gain, providing you with an opportunity to outperform Gold. If the Gold Return is negative, at maturity you will receive your initial investment as reduced by that negative Gold Return and may receive nothing. Investors will not receive interest or dividend payments during the term of the ROS. Investing in the ROS involves significant risks including potential loss of your initial investment, limited appreciation at maturity and Barclays Bank PLC’s credit risk. You may lose some or all of your principal. Any payment on the ROS is subject to the creditworthiness of the Issuer.

Features

❑

Tactical Investment Opportunity: If you are seeking market exposure to Gold, the ROS may provide an alternative to traditional investments. At maturity, the ROS enhance any positive Gold Return up to the Maximum Gain while providing 1-for-1 downside exposure. In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of Gold.

❑	Diversification: The ROS provide diversification within your portfolio through exposure to Gold.

Key Dates

Trade Date	June 25, 2010
Settlement Date	June 30, 2010
Final Valuation Date[1]	July 25, 2011
Maturity Date[1]	July 29, 2011

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”.

Security Offering

We are offering Return Optimization Securities linked to the performance of Gold. If the Gold Return is positive over the term of the ROS, at maturity investors will receive their principal plus a return equal to two times (2x) the Gold Return, up to the Maximum Gain. If the Gold Return is negative over the term of the ROS, at maturity investors will receive their principal as reduced by that negative Gold Return and may receive nothing. The Maximum Gain for the ROS as well as the maximum payment at maturity are listed below. The ROS are our unsecured obligations and are offered at a minimum investment of $1,000 (100 Securities) in denominations of $10 and integral multiplies thereof.

Offering	Multiplier	Maximum Gain	Maximum Payment at Maturity per $10 Security	CUSIP	ISIN
ROS linked to Gold	2x	25.70%	$12.57	06740L360	US06740L3603

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and this pricing supplement. See “Key Risks” on page PS-5 of this pricing supplement and “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.135	$9.865
Total	$5,566,500.00	$75,147.75	$5,491,352.25

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the ROS

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010, relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Return Optimization Securitie Linked to Gold that are offered hereby, unless the context otherwise requires.

Investor Suitability

The ROS may be suitable for you if:

♦

You believe that the price of Gold will appreciate moderately—meaning that you believe that the price of Gold will appreciate over the term of the ROS, although such appreciation is unlikely to exceed the Maximum Gain at maturity.

♦	You are willing to make an investment that is exposed to the full downside performance risk of the price of Gold.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the ROS to maturity.

♦	You are willing to invest in securities for which there may be little or no secondary market.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ROS.

♦	You seek an investment whose return is linked to the price of Gold.

♦	You are willing to make an investment that could result in the loss of your entire investment.

The ROS may not be suitable for you if:

♦	You do not believe that the price of Gold will appreciate over the term of the ROS, or you believe that the price of Gold will appreciate by more than the Maximum Gain at maturity.

♦	You are unwilling to make an investment that is exposed to the full downside performance risk of the price of Gold and is not principal protected.

♦	You seek an investment that is exposed to the full potential appreciation of the price of Gold, without a maximum return at maturity.

♦	You seek current income from this investment.

♦	You are unwilling or unable to hold the ROS to maturity.

♦	You are not willing or unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the ROS.

♦	You seek an investment for which there will be an active secondary market.

♦	You do not seek an investment with exposure to the price of Gold.

♦	You are unwilling to make an investment that could result in the loss of your entire investment.

Final Terms

Issuer:	Barclays Bank PLC (Rated: AA-/Aa3)[1]
Issue Price:	$10.00 per ROS
Minimum Investment:	$1,000.00 (100 Securities)
Term:	13 months
Reference Asset[2]:	Gold as described under “Description of the Reference Asset” in this pricing supplement.
Payment at Maturity (per $10.00):

If the product of the Gold Return and the Multiplier is equal to or greater than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Maximum Gain)

If the Gold Return is positive and the product of the Gold Return and the Multiplier is less than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Multiplier x Gold Return)

If the Gold Return is zero or negative, you will receive:

$10.00 + ($10.00 x Gold Return)

In this case, you may lose all or a substantial portion of your initial investment.

Multiplier:	2
Maximum Gain:	25.70%
Gold Return	Gold Ending Price – Gold Starting Price Gold Starting Price
Gold Starting Price:	$1254.00/troy ounce, which is the settlement price of Gold on the Trade Date as described under “Description of the Reference Asset” in this pricing supplement.
Gold Ending Price:	The settlement price of Gold on the Final Valuation Date as described under “Description of the Reference Asset” in this pricing supplement.
Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

You will receive your initial investment reduced by the Gold Return, calculated as follows:

$10.00 + ($10.00 x Gold Return)

In this case, you may lose some or all of your initial investment depending on how much the Gold Ending Price declines from the Gold Starting Price.

[1]

The Securities are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Securities, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Securities, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

[2]	For a description of adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” in the prospectus supplement.

Scenario Analysis and Examples at Maturity

The following scenario analyses and examples are based on the Maximum Gain of 25.70% and a range of performance in the price of Gold from +40% to -40%.

Example 1—On the Final Valuation Date, the Gold Ending Price closes 3% above the Gold Starting Price.

Because the Gold Return is 3%, you will receive two times the Gold Return, or a 6% total return, and your payment at maturity of $10.60 per $10.00 ROS will be calculated as follows:

$10.00 + ($10.00 x (2 x 3%)) = $10.00 + $0.60 = $10.60

Example 2—On the Final Valuation Date, the Gold Ending Price closes 20% above the Gold Starting Price.

Because two times the Gold Return of 20% is more than the Maximum Gain of 25.70%, you will receive the Maximum Gain of 25.70%, or $12.57 per $10.00 ROS.

Example 3—On the Final Valuation Date, the Gold Ending Price closes 10% below the Gold Starting Price.

Because the Gold Return is -10%, your investment will be fully exposed to the decline in Gold and your payment at maturity of $9.00 per $10.00 ROS will be calculated as follows:

$10.00 + ($10.00 x (-10%)) = $10.00–$1.00 = $9.00

What are the tax consequences of the ROS?

Some of the tax consequences of your investment in the ROS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your ROS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the ROS are uncertain and the Internal Revenue Service could assert that the ROS should be taxed in a manner that is different than described below. Pursuant to the terms of the ROS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your ROS are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS. Such gain or loss should generally be long-term capital gain or loss if you have held your ROS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the ROS should be treated in the manner described above. This opinion assumes that the description of the terms of the ROS in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the ROS, possibly with retroactive effect. It is also possible that the Internal Revenue Service could seek to characterize your ROS under current law in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that your ROS should be treated as giving rise to “collectibles” gain or loss if you have held your ROS for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the ROS is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your ROS as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the ROS. For additional, important considerations related to tax risks associated with investing in the ROS, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ROS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ROS.

Key Risks

An investment in the ROS involves significant risks. Investing in the ROS is not equivalent to investing directly in Gold. Some of the risks that apply to an investment in the ROS offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the ROS in light of your particular circumstances.

♦

No principal protection—You may lose some or all of your initial investment. The ROS do not guarantee any return of principal. The return on the ROS at maturity is linked to the performance of Gold and will depend on whether, and the extent to which, the Gold Return is positive or negative. The ROS are fully exposed to any decline in the price of Gold, and for every 1% decline in the Gold Ending Price from the Gold Starting Price, you will lose 1% of your initial investment at maturity.

♦

Your Potential Return on the ROS Is Limited to the Maximum Gain—If the Gold Ending Price is greater than the Gold Starting Price, for each $10 principal amount ROS you will receive at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in Gold, which may be significant. We refer to this percentage as the Maximum Gain, which is 25.70%.

♦

Credit of Issuer: The ROS are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ROS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ROS.

♦	No Interest Payments—As a holder of the ROS, you will not receive interest payments over the term of the Securities.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the ROS Prior to Maturity—While the payment at maturity, if any, for the offered ROS described in this pricing supplement is based on the full principal amount of the ROS, the original issue price of the ROS includes the agents’ commission and the estimated cost of hedging our obligations under the ROS through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the ROS from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The ROS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your ROS to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the ROS. We and other of our affiliates may act as a principal, agent or dealer in connection with the ROS. Such affiliates, including the sales representatives, will derive compensation from the distribution of the ROS and such compensation may serve as an incentive to sell these ROS instead of other investments. We will pay compensation of $ 0.135 per Security to the principals, agents and dealers in connection with the distribution of the ROS.

♦

Limited Liquidity—The ROS will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the ROS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ROS easily. Because other dealers are not likely to make a secondary market for the ROS, the Price at which you may be able to trade your ROS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the ROS.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the ROS, including acting as calculation agent and hedging our obligations under the ROS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the ROS. In addition, Barclays Capital, an affiliate of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price used for the Gold Starting Price and the Gold Ending Price. Actions by the London Gold Market Fixing Ltd. (the entity that determines the settlement price used for the Gold Starting Price and the Gold Ending Price) may have an adverse effect on the price of Gold and therefore on the market value of the ROS. No member of the London Gold Market Fixing Ltd., including Barclays Capital – an affiliate of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of ROS when it takes any actions that might affect the market value of the ROS. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the

London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

♦

Taxes—The U.S. federal income tax treatment of the ROS is uncertain and the Internal Revenue Service could assert that the ROS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ROS even though you will not receive any payments with respect to the ROS until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the ROS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the ROS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the ROS. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the ROS and the price of Gold.

♦

Many Economic and Market Factors Will Affect the Value of the ROS—In addition to the price of Gold on any trading day, the value of the ROS will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the price of Gold;

•	the time to maturity of the ROS;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the ROS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings

♦

The ROS May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

•

degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

♦

Historical Performance of the Price of Gold Should Not Be Taken as an Indication of the Future Performance of the Price of Gold during the Term of the ROS—It is impossible to know whether the price of Gold will rise or fall. The price of Gold will be influenced by complex and interrelated political, economic, financial and other factors.

♦

The Calculation Agent Can Postpone the Determination of the Gold Ending Level and the Maturity Date—If the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date, the Final Valuation Date will be postponed until the first scheduled trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the relevant price of Gold on the first scheduled trading day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five scheduled trading days. As a result, the maturity date for the ROS could also be postponed. If a market disruption event occurs or is continuing on the fifth scheduled trading day, that day will nevertheless be the Final Valuation Date, and the calculation agent will make a good faith estimate in its sole discretion of the price of Gold that would have prevailed in the absence of the market disruption event. See “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” beginning on page S-93 of the prospectus supplement.

♦

The Amount You Receive At Maturity May Result in a Yield That is Less Than the Yield on a Standard Debt Security of Comparable Maturity—The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated, senior, non-callable debt security of Barclays Bank PLC with the same stated maturity date.

♦

The Payment Formula for the ROS Will Not Take Into Account All Developments in the Price of Gold—Changes in the price of Gold during the term of the ROS before the Final Valuation Date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the price of Gold on the Trade Date to the price of Gold on the Final Valuation Date. No other levels will be taken into account. As a result, you may lose some or all of your principal even if the price of Gold has risen at certain times during the term of the ROS before falling to a level below the Gold Starting Price on the Final Valuation Date.

Historical Levels of the Price of Gold

The following chart shows historical performance of the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association as reported by Bloomberg Professional Service on GOLDLNPM for the period from January 1, 2002 through June 25, 2010. On June 25, 2010, the London afternoon fixing reported on GOLDLNPM was $1,254.00/troy ounce. The historical performance of the price of Gold should not be taken as an indication of future performance, and no assurance can be given as to the price of Gold on any given day in the future.

Historical Performance of Gold

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Description of the Reference Asset

The official U.S. dollar cash buyer settlement price that will be used for the Gold Starting Price and the Gold Ending Price will be determined by the calculation agent as the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page “GOFO” that displays prices effective on the Trade Date and Final Valuation Date. The members of The London Gold Market Fixing Limited consist of Barclays Capital, Scotia Mocatta, Deutsche Bank, Societe Generale, and HSBC Investment Banking Group. The fix is carried out twice a day, at 10:30 a.m. and 3:00 p.m. London local time via telephone by the 5 members, and the Gold Starting Price and the Gold Ending Price will be based on the 3:00 p.m. fix on the Trade Date and Final Valuation Date, respectively. For reference purposes only, the settlement price of Gold on the Trade Date and Final Valuation Date may be seen on GOLDLNPM on Bloomberg; provided, however, if there is any discrepancy between the prices specified published on Bloomberg and the prices determined by the calculation agent, the prices determined by the calculation agent shall prevail.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the ROS at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the ROS. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROS and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the ROS that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the ROS.